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                                                                      Exhibit 16


June 29, 2004

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Stonepath Group, Inc. (Stonepath Group) and, under the date of February 24, 2004, we reported on the consolidated financial statements of Stonepath Group and subsidiaries as of and for the years ended December 31, 2003 and 2002. On June 17, 2004, our appointment as principal accountants was terminated. We have read Stonepath Group's statements included under Item 4 of its Form 8-K dated June 17, 2004, and we agree with such statements, except (i) we are not in a position to agree or disagree with Stonepath Group's statement that it engaged Grant Thornton LLP (Grant Thornton) as its new independent accountant, (ii) we are not in a position to agree or disagree with Stonepath Group's statement that the decision to change accountants was made by its audit committee, and (iii) we are not in a position to agree or disagree with Stonepath Group's statement that during the fiscal years ended December 31, 2002 and 2003 and during the subsequent interim period through Stonepath Group's engagement of Grant Thornton, neither Stonepath Group nor anyone on its behalf consulted with Grant Thornton regarding the application of accounting principles to any transactions, either completed or proposed; or the type of audit opinion that might be rendered on Stonepath Group's financial statements, in each case with respect to which either a written report or oral advice was provided that Grant Thornton concluded was an important factor considered by Stonepath Group in reaching a decision as to the issue.

The reportable event that is referenced in Stonepath Group's Form 8-K dated June 17, 2004 related to an error in the legacy accounting processes of Stonepath Logistics International Services, Inc. (a direct wholly owned subsidiary of Stonepath Group) and Global Container Line, Inc. (an indirect wholly owned subsidiary of Stonepath Group) whereby certain intercompany transactions were not eliminated in consolidation, resulting in the need for Stonepath Group to restate its consolidated statements of operations for the last three quarters of 2002, the first three quarters of 2003 and for the year ended December 31, 2002.

Very truly yours,

/s/  KPMG LLP